Exhibit 1 Source: Land & Buildings estimates, Company filings NAV notes: Assumes recovery to pre-COVID NOI in 2021 – 2022 school year in-line with Company expectations, 5% NOI growth for the 2022 – 2023 school year, and the full Disney College Program development is reflected in the Construction in Progress and Development Value Creation at a development yield of 6.8% and a 4.75% valuation cap rate. Adjusts for Allianz joint venture and uses $250/bed capex assumption. Balance sheet as of 3Q21 filings. 2021 - 2022 Academic Year 2022 - 2023 Academic Year L&B Estimated ACC NAV $67 $71 Current Share Price (10/31/21) $53.72 $53.72 Upside to NAV + Annual Dividend 28% 36% Owned Properties Annualized NOI $486,165 $510,473 Cap Rate Assumption 4.25% 4.25% Asset Value of Owned Properties $11,439,172 $12,011,131 Other Real Estate/Fees Asset Value $410,726 $410,726 ACC Real Estate Asset Value $11,849,898 $12,421,856 Construction in Progress 760,300 760,300 Development Value Creation 320,190 320,190 Cash and Other Assets 290,366 290,366 Total Assets $1,370,856 $1,370,856 Debt and Other Liabilities (3,784,725) (3,784,725) Total Liabilities ($3,784,725) ($3,784,725) Net Asset Value $9,436,028 $10,007,986 Common Shares Outstanding 140,784 140,784 L&B Estimated NAV $67 $71 Implied Cap rate at Current Share Price 5.1% 5.1%

Exhibit 2 Source: Land & Buildings Presentation to ACC Board April 2021 Exhibit 3 Source: Land & Buildings Presentation to ACC Board February 2021

Exhibit 4 Source: Land & Buildings Presentation to ACC Board February 2021